Exhibit 5

                                 May 1, 1996




Burlington Northern Santa Fe Corporation
3800 Continental Plaza, 777 Main Street
Fort Worth, Texas  76102-5384

     Re:     Burlington Northern Santa Fe Corporation
             Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel to Burlington Northern Santa Fe Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") relating to the shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company issuable pursuant to the Burlington Northern Santa Fe 1996 Stock Incentive Plan (the "Plan).
In this connection, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

     Based on the foregoing, it is our opinion that the shares of Common Stock issuable pursuant to the Plan have been duly authorized for issuance and, when sold pursuant to the Plan, will be validly issued, fully paid, and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration.

     Very truly yours,



     Mayer, Brown & Platt